Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Northfield Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement No. 333-186270 of Northfield Bancorp, Inc. on Form S-8 of our report dated June 25, 2021, relating to the financial statements appearing in this Annual Report on Form 11-K of the Northfield Bank Employee Savings Plan.

/s/ WithumSmith+Brown, PC
Whippany, New Jersey
June 25, 2021